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                                                                    EXHIBIT 23.1

                          CONSENT OF ERNST & YOUNG LLP

We consent to the incorporation by reference in the Registration Statement (Form S-8) to be filed on or about July 2, 2004 pertaining to the 2000 Stock Plan, as amended, of Epimmune Inc. of our report dated February 20, 2004, except for the third paragraph of Note 1, the first paragraph of Note 7 and Note 11, as to which the date is April 20, 2004, with respect to the consolidated financial statements of Epimmune Inc. included in its Amendment No. 2 to Form 10-K for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

                                                 /s/ ERNST & YOUNG LLP

San Diego, California
June 30, 2004